Exhibit 99.2

Perma-Fix Announces Financial Results and Provides Business Update
for the Fourth Quarter and Full Year 2013

ATLANTA – April 15, 2014 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2013.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “As we have discussed in the past, 2013 was a challenging year due to reduced government spending and two large projects that consumed a significant portion of the Department of Energy (DOE) budget. In response to these challenges, we dramatically reduced our fixed expenses in 2013.  Although we continued to feel the effects of delayed government spending in the first quarter of 2014, we are finally seeing a gradual improvement in waste shipments beginning in the second quarter of 2014.  We expect to see continued improvement in the balance of the second quarter, and even more so in third quarter of 2014 due to an increase in the DOE’s 2014 budget, which was only recently approved. Based on historical spending patterns and early indications, we are optimistic the new DOE budget will translate to increased spending on discretionary projects, including waste treatment.  With the Congressional budget now resolved, we also believe that the DOE will begin awarding service contracts that have been delayed, and we believe that we are very well positioned on a number of these projects.”

“We have made additional progress in further validating our medical isotope technology. We recently formed a wholly-owned subsidiary, Perma-Fix Medical Corporation, to help facilitate commercialization of our technology to produce Technetium-99m. We have witnessed a growing interest in our technology from within the industry, and we are working closely with the leading nuclear research institutions in the U.S. and Europe, where there has been a lot of attention to the supply chain and risk of shortages related to Tc-99m. We believe there is an aggressive push to commercialize our technology since our process can address global market needs for Tc-99m without the use of weapons grade uranium.  We believe our process will also help reduce environmental concerns associated with the current production methodology, including issues around reprocessing of materials and production of high level waste requiring permanent disposal.”

Financial Results

Revenue for the fourth quarter of 2013 was $12.7 million versus $26.7 million for the same period last year. Revenue for the Treatment Segment decreased to $9.2 million from $11.6 million for the same period in 2012. Revenue from the Services Segment was $3.5 million versus $15.1 million for the same period in 2012.

Gross profit for the fourth quarter of 2013 was $2.1 million versus $3.3 million for the fourth quarter of 2012 primarily due to lower revenue and revenue mix.  Gross margin increased to 16.7% from 12.3% for the same period last year.

Operating loss for the fourth quarter of 2013 was $28.5 million versus operating loss of $1.7 million for the fourth quarter of 2012. Our operating loss for the fourth quarter of 2013 included a goodwill impairment charge of approximately $26.7 million for our Treatment and Services Segments. Net loss attributable to common stockholders for the fourth quarter of 2013 was $31.4 million, or ($2.75) per share, versus net loss of $633,000 or ($0.06) per share, for the same period in 2012.  In addition to the impairment loss on goodwill noted above, our net loss for the fourth quarter of 2013 included a charge to tax expense of approximately $4.8 million (approximately $3.6 million for our continuing operations and approximately $1.2 million for our discontinued operations) to provide a full valuation allowance on our net deferred tax assets. Our auditors will be issuing an unqualified opinion that includes a going concern explanatory paragraph.

The Company reported a loss of Adjusted EBITDA of $1.5 million from continuing operations during the quarter ended December 31, 2013, as compared to Adjusted EBITDA of approximately $76,000 for the same period of 2012. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC and the goodwill impairment charges recorded within our Segments, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to loss from continuing operations for the three and twelve months ended December 31, 2013 and 2012.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2013	2012	2013	2012
Loss from continuing operations	$(30,035)	$(861)	$(34,471)	$(3,149)

Adjustments:
Depreciation & amortization	283	1,368	4,126	5,470
Interest income	(8)	(10)	(35)	(41)
Interest expense	165	176	762	818
Interest expense - financing fees	44	24	132	107
Income tax expense (benefit)	1,319	(1,049)	(625)	(2,151)

EBITDA	(28,232)	(352)	(30,111)	1,054

Cost in excess of revenue and amortization of acquired contracts	—	428	1,003	2295
Impairment loss on goodwill	26,707	—	27,856	—

Adjusted EBITDA	$(1,525)	$76	$(1,252)	$3,349

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended		Twelve Months Ended
	December 31, 2013		December 31, 2013
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$9,161	$3,567	$35,540	$38,873
Gross profit	1,606	521	5,574	4,242
Segment loss	(8,721)	(19,610)	(8,198)	(20,042)

	Three Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2012
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$11,598	$15,086	$45,882	$81,627
Gross profit	2,365	914	9,268	6,536
Segment profit	434	427	2,951	1,474

Conference Call

Perma-Fix will host a conference call at 11:00 am Eastern Time on Tuesday, April 15, 2014.  The call will be available by dialing (877) 407-0778 for U.S. callers, or +1-201-689-8565 for international callers, or on the Company’s website at www.perma-fix.com.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight Tuesday, April 22, 2014 and can be accessed by calling: (877) 660-6853 (U.S. callers) or +1-201-612-7415 (international callers) and entering conference ID: 13580470.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities nationwide.  Please visit us at http://www.perma-fix.com.

This press release contains “forward‑looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions.  Forward‑looking statements include, but are not limited to: expect to see continued improvement in the balance of the second quarter, and even more so in third quarter of 2014; increased DOE spending on discretionary projects; the DOE will begin awarding service contracts that have been delayed; we are very well positioned on a number of DOE projects; we believe our process will also help reduce environmental concerns associated with the current production methodology; and aggregate push to commercialize our technology. These forward‑looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2013 Form 10-K. The Company makes no commitment to disclose any revisions to forward‑looking statements, or any facts, events or circumstances after the date hereof that bear upon forward‑looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2013	2012	2013	2012

Net revenues	$12,728	$26,684	$74,413	$127,509
Cost of goods sold	10,601	23,405	64,597	111,705
Gross profit	2,127	3,279	9,816	15,804

Selling, general and administrative expenses	3,544	4,565	14,376	18,390
Research and development	344	433	1,764	1,823
Impairment loss on goodwill	26,707	—	27,856	—
Loss on disposal of property and equipment	47	—	49	15
Loss from operations	(28,515)	(1,719)	(34,229)	(4,424)

Other income (expense):
Interest income	8	10	35	41
Interest expense	(165)	(176)	(762)	(818)
Interest expense-financing fees	(44)	(24)	(132)	(107)
Other	—	(1)	(8)	8
Loss from continuing operations before taxes	(28,716)	(1,910)	(35,096)	(5,300)
Income tax expense (benefit)	1,319	(1,049)	(625)	(2,151)
Loss from continuing operations, net of taxes	(30,035)	(861)	(34,471)	(3,149)

(Loss) income from discontinued operations, net of taxes	(1,344)	229	(1,568)	(30)
Net loss	(31,379)	(632)	(36,039)	(3,179)

Net income (loss) attributable to non-controlling interest	—	1	(64)	180

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(31,379)	$(633)	$(35,975)	$(3,359)

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$(2.63)	$(.08)	$(3.04)	$(.30)
Discontinued operations	$(.12)	$.02	$(.14)	$—
Net loss per common share	$(2.75)	$(.06)	$(3.18)	$(.30)

Number of common shares used in computing net loss per share:
Basic	11,399	11,240	11,319	11,225
Diluted	11,399	11,240	11,319	11,225

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
                 (UNAUDITED)

	December 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2013	2012

ASSETS
Current assets:
Cash and equivalents	$368	$4,403
Account receivable, net of allowance for doubtful accounts of $1,932 and $2,507	8,106	11,395
Unbilled receivables	4,917	8,530
Other current assets	3,604	4,067
Deferred tax assets - current	—	1,316
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $13 and $45	3,114	499
Total current assets	20,109	30,210

Net property and equipment	26,060	35,314
Property and equipment of discontinued operations, net of accumulated depreciation of $55 and $60, respectively	1,367	1,614
Intangibles and other assets	44,064	72,553
Total assets	$91,600	$139,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,073	$26,046
Current liabilities related to discontinued operations	3,994	1,512
Total current liabilities	23,067	27,558

Long-term liabilities	18,345	24,765
Long-term liabilities related to discontinued operations	602	1,829
Total liabilities	42,014	54,152
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $738 and $674, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 11,406,573 and 11,247,642 shares issued, respectively; 11,398,931 and 11,240,000outstanding, respectively	11	11
Additional paid-in capital	103,454	102,864
Accumulated deficit	(55,078)	(19,103)
Accumulated other comprehensive Income (loss)	2	(2)
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	48,301	83,682
Non-controlling interest	—	572
Total stockholders' equity	48,301	84,254

Total liabilities and stockholders' equity	$91,600	$139,691